EXHIBIT 99.2

News Release

140 John James Audubon Parkway
Amherst, NY  14228
Immediate Release

Columbus McKinnon Refinancing to Contribute
$0.27 in Earnings per Share for Fiscal 2016

•	Announces new $150 million revolver and establishment of a five-year $125 million delayed-draw term loan facility

•	Refinancing reduces cash interest expense by approximately $7.6 million annually

AMHERST, NY, January 26, 2015 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, announced today that proceeds from a term loan and new revolving credit facility, closed on January 23, 2015, will be used for the redemption of its $150 million of 7 7/8% Senior Subordinated Notes Due 2019 (“Notes”), which was announced on January 23, 2015. The Notes will be redeemed on February 23, 2015.

Mr. Gregory P. Rustowicz, Chief Financial Officer, said, “This refinancing will significantly reduce our cash interest expense by approximately $7.6 million annually and, will in effect, pay for itself in slightly over a year. The reduction in interest expense is expected to result in approximately $0.27 of earnings per diluted share in fiscal 2016.” The cash interest savings are based on a weighted average interest rate of approximately 2.8%, which reflects the Company’s policy of maintaining a fixed interest ratio of 50% to 70%. In connection with the redemption of the Notes, the Company expects to record a debt retirement charge of approximately $8.5 million, which includes the call premium on the Notes, in the fourth quarter of fiscal 2015.

The new $150 million senior secured revolving credit facility and new $125 million delayed-draw senior secured term loan facility have five-year terms maturing in 2020. Interest rates are determined on a grid structure based on leverage ratios and can range from LIBOR plus 150 to 275 basis points. The proceeds from the new term loan and a $25 million draw on the revolver will be used to redeem the Notes. The Company’s prior $100 million revolving credit facility was terminated.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the integration of acquisitions and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, such forward looking statements should be regarded as the Company’s current plans, estimates and beliefs. The Company assumes no obligation to update the forward-looking information contained in this release.
Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com